Exhibit 99.1

Principia Presents Consistent Positive Data of PRN1008

for Immune Thrombocytopenia in Ongoing Phase 1/2 Trial

Investigational oral BTK inhibitor demonstrates rapid onset and increased treatment responses over time as well as a favorable tolerability profile in 31 patients who have no other treatment options

Orlando, FL, December 7, 2019 – Principia Biopharma Inc. (Nasdaq: PRNB), a late-stage biopharmaceutical company focused on developing novel therapies for immune mediated diseases, today announced consistent positive data from an ongoing Phase 1/2 trial of its investigational treatment, PRN1008, in 31 highly treatment-resistant and refractory patients (median of six prior therapies) with immune thrombocytopenia (ITP). The data from the trial is being presented today by David Kuter, M.D., Director of Clinical Hematology at Massachusetts General Hospital and Professor of Medicine at Harvard Medical School, at an oral scientific session of the 61st American Society of Hematology Annual Meeting (ASH).

“We are very encouraged by the data so far and pleased to see meaningful clinical responses and quick onset in this highly pre-treated patient population. We are also pleased to observe that this investigational drug so far has not seen the typical BTK class side effects,” said Dr. Kuter, the trial’s principal investigator.

This analysis includes 31 adult patients who had a median baseline platelet count of 13,000/µL (entry criteria were two platelet counts <30,000/µL within 15 days prior to treatment). The patient population for this analysis had a median duration of disease of 7.8 years and a median of six prior ITP treatments. Oral PRN1008 starting doses were 200mg once daily, 400mg once daily, 300mg twice daily, and 400mg twice daily, with intra-patient dose escalation allowed every four weeks, and with the trial having a current median treatment duration of 12 weeks (range, 0.1-41.9).

Of the 31 patients, 39 percent (80 percent confidence interval (CI) 28, 50), irrespective of dose and duration of treatment, achieved the trial’s primary endpoint of ≥2 consecutive platelet counts of ≥50,000/µL, separated by at least five days, and increased by ≥20,000/µL from baseline, without requiring rescue medication. In addition, 45 percent (80 percent CI 34,

57) of enrolled patients achieved any two platelet counts ≥50,000/µL. Most patients who achieved the primary endpoint had a platelet count >30,000/µL by the first week of treatment. Preliminary data on 13 patients treated at higher doses (300mg and 400mg twice daily) and who had completed at least 12 weeks of therapy, demonstrated a response rate of 54 percent (80 percent CI 37, 70) and 62 percent (80 percent CI 44, 77) for both endpoints respectively. To date PRN1008 has been well-tolerated at all doses studied, whether given as a monotherapy or with allowed concomitant ITP therapy (thrombopoietin and steroids), with no reported treatment related bleeding or thrombotic events. Related treatment emergent adverse events (TEAEs) were reported in 35 percent of patients and were all grade 1 or 2.

“As we continue to execute on our PRN1008 and BTK franchise strategy, these data represent yet another validation of our scientific platform as well as demonstration of our ability to develop oral therapies without compromising the desired efficacy or a favorable tolerability profile. We now have proof of concept in two immune mediated diseases,” said Martin Babler, Principia’s chief executive officer.

These results are preliminary in nature and may change as patients progress in the trial and as additional patients may be enrolled. A complete analysis of this trial will be presented at an upcoming medical conference.

Principia will hold an investor event today at 7:00 pm Eastern time to review the ITP data presented at ASH and the ITP landscape. The event will be available via live webcast on the “Events and Presentations” page of the “Investors” section of Principia’s website at www.principiabio.com. A replay of the webcast will be available after the conclusion of the live presentation.

About ITP and PRN1008

Immune thrombocytopenia (ITP) is characterized by immune-mediated platelet destruction and impairment of platelet production, leading to downstream thrombocytopenia, a predisposition to bleeding, and adverse impact on patient quality of life. Unmet needs in relapsed or refractory ITP are to improve remission rates and durability by targeting underlying disease mechanisms. PRN1008 is an oral, reversible, covalent inhibitor of Bruton tyrosine kinase (BTK) that modulates immune-mediated processes in ITP. Preclinical PRN1008 data showed inhibition of B cell receptor-mediated activation of human B cells, Fc receptor (Fc-gamma and Fc-epsilon)-mediated activation of immune cells, and dose-dependent reduction in platelet loss in a mouse ITP model. In platelets from both normal healthy volunteers and ITP patients, clinically relevant concentrations of PRN1008 showed no effect on platelet aggregation or interference with other platelet agonists, in contrast to ibrutinib (Langrish et al. ASH 2017:1052).

About Principia Biopharma

Principia is a late-stage biopharmaceutical company focused on developing novel therapies for immune mediated diseases. Principia’s proprietary Tailored Covalency® platform differentiates the company’s investigational therapies from traditional small molecules and provides the potential to deliver the potency, selectivity and safety of injectable drugs while maintaining the convenience of a pill. This highly reproducible approach enables the company to pursue multiple programs efficiently. PRN1008, a reversible covalent BTK inhibitor, is being evaluated in a Phase 3 clinical trial in patients with pemphigus, an orphan autoimmune disease, and in a Phase 1/2 clinical trial in patients with ITP. PRN2246/SAR442168, a covalent BTK inhibitor that crosses the blood-brain barrier, is being evaluated in a Phase 2 clinical trial in patients with multiple sclerosis and has been partnered with Sanofi. PRN1371, a covalent inhibitor of Fibroblast Growth Factor Receptor (FGFR) is being evaluated in a Phase 1 trial in patients with bladder cancer.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Principia’s expectations regarding the Principia pipeline of product candidates, the safety and efficacy of PRN1008, trial design, enrollment and progress, and the timing, scope and success of additional clinical results (including, without limitation, the Phase 1/2 trial of PRN1008 for ITP). Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Principia’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Principia’s business in general, see the risk factors set forth in Principia’s reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Principia specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

Christopher Chai, CFO

ir@principiabio.com

Media Contact

Paul Laland, VP of Corporate Communications

paul.laland@principiabio.com

415.519.6610